                                                                    EXHIBIT 99.1

            IDEX CORPORATION REPORTS 11 PERCENT ORGANIC SALES GROWTH
                AND 27 PERCENT INCREASE IN NET INCOME IN Q1 2006

NORTHBROOK, IL, APRIL 20-IDEX CORPORATION (NYSE: IEX) today announced its financial results for the quarter ended March 31, 2006. Orders in the first quarter were up 14 percent, sales increased 9 percent and net income rose 27 percent to $30.1 million. Diluted earnings per share were 56 cents versus 45 cents in the year-ago quarter. First quarter 2006 results include stock-based compensation expense of $1.7 million due to the adoption of SFAS 123(R). In addition, the company announced the acquisition of JUN-AIR International A/S, a leading global provider of low decibel, ultra-quiet compressor technology.

Q1 2006 HIGHLIGHTS

     - Orders for the first quarter of 2006 were $303.3 million, 14 percent higher than a year ago; excluding foreign currency translation, organic order growth was 16 percent.

     - First quarter sales of $275.1 million rose 9 percent; excluding foreign currency translation, organic sales growth was 11 percent.

     - Operating margins at 17.6 percent were 150 basis points higher than a year ago.

     - The adoption of SFAS 123(R) in the first quarter of 2006 resulted in a $1.7 million expense and a 60 basis point effect on operating margin.

     -    Net income increased 27 percent to $30.1 million.

     -    Diluted EPS at 56 cents was 11 cents ahead of last year.

     -    EBITDA of $55.1 million was 20 percent of sales.

     - Free cash flow was $20.4 million, an increase of more than 93 percent from a year ago.

     - As previously announced, quarterly cash dividend was raised 25 percent to $0.15 per share.

     - Completed two strategic acquisitions, Airshore (as previously announced) and JUN-AIR.

"During the first quarter of 2006, our business again delivered with double digit increases in orders and net income, as well as strong cash flow. Organic sales growth was 11 percent, while our operating margin continued to expand as a result of our operational excellence and new product and market initiatives. Organic sales growth for both Pump Products and Engineered Products was particularly strong at 14 percent. Within Dispensing, demand remained strong in North America, offset by the impact of continued unfavorable market conditions in Europe. We also recently completed the acquisitions of Airshore and JUN-AIR. Both are excellent strategic complements to our existing businesses and organic growth plans. As we move forward, we're increasing our focus on innovation to drive niche market penetration in high growth industry segments. Our experience in operational excellence and mixed model lean, in particular, continues to enable reinvestment for growth."

                                        Lawrence D. Kingsley
                                        Chairman and Chief Executive Officer

FIRST QUARTER FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

                                                      FOR THE QUARTER ENDED
                                           ------------------------------------------
                                                    MARCH 31            December 31
                                           ------------------------   ---------------
                                            2006     2005    Change    2005    Change
                                           ------   ------   ------   ------   ------
ORDERS WRITTEN                             $303.3   $266.6     14%    $259.5    17%
SALES                                       275.1    252.1      9      261.5     5
OPERATING INCOME                             48.5     40.7     19       47.3     2
OPERATING MARGIN                             17.6%    16.1%   150bp     18.1%  (50)bp
NET INCOME                                 $ 30.1   $ 23.6     27%    $ 28.7     5%
DILUTED EPS                                   .56      .45     24        .54     4

OTHER DATA
   - Income before Taxes                   $ 45.6   $ 36.9     23%    $ 44.2     3%
   - Depreciation and Amortization            6.5      7.1     (9)       6.4     1
   - Interest                                 3.0      3.9    (24)       3.2    (7)
   - EBITDA                                  55.1     47.9     15       53.8     2
   - Cash Flow from Operating Activities     24.5     16.3     51       42.2   (42)
   - Capital Expenditures                     4.1      5.7    (28)       5.8   (29)
   - Free Cash Flow                          20.4     10.6     93       36.4   (44)

Q1 ORDERS, SALES, NET INCOME, AND EPS UP YEAR-OVER-YEAR

New orders in the quarter totaled $303.3 million, 14 percent higher than the same period in 2005. Excluding the impact of foreign currency translation, orders were up 16 percent as foreign currency rates had a negative impact of 2 percent.

Sales in the first quarter of $275.1 million rose 9 percent from the prior year period. Excluding the impact of foreign currency translation, organic growth was 11 percent. Organic growth was 14 percent domestically and 8 percent internationally during the quarter. Sales to international customers represented 44 percent of total sales for the first quarter of 2006 versus 45 percent in the year-ago quarter.

First quarter 2006 gross margin of 41.1 percent of sales was 70 basis points higher than last year's first quarter. This improvement reflects volume leverage and savings realized from the company's operational excellence initiatives. SG&A expenses as a percent of sales decreased 80 basis points from the first quarter of 2005 to 23.5 percent. Total SG&A expenses increased due primarily to higher volume and the implementation of SFAS 123(R). The adoption of SFAS 123(R) in the first quarter of 2006 resulted in a $1.7 million expense. First quarter 2006 operating margin of 17.6 percent of sales, which included a 60 basis point effect from the adoption of SFAS 123(R), was 150 basis points higher than the first quarter of 2005.

Net income of $30.1 million increased 27 percent over the first quarter of 2005. Diluted earnings per share of 56 cents improved 11 cents from the first quarter of 2005.

SEGMENT RESULTS

Pump Products sales in the first quarter of $165.3 million reflected 14 percent organic growth. Operating margin of 19.1 percent represented a 250 basis point improvement compared with the first quarter of 2005.

Dispensing Equipment sales of $49.6 million in the first quarter were flat on an organic basis. Operating margin of 23.0 percent represented a 40 basis point improvement compared with the first quarter of 2005.

Sales of Other Engineered Products during the first quarter of $61.2 million reflected 14 percent organic growth. Operating margin of 22.3 percent represented a 150 basis point improvement compared with the first quarter of 2005.

During the quarter, the Pump Products Group contributed 60 percent of sales and 56 percent of operating income; the Dispensing Equipment Group accounted for 18 percent of sales and 20 percent of operating income; and Other Engineered Products represented 22 percent of sales and 24 percent of operating income.

STRONG FINANCIAL POSITION

IDEX ended the quarter with total assets of $1.3 billion and working capital of $219.6 million. Total debt was $167.0 million at March 31, 2006. Free cash flow (cash flow from operating activities less capital expenditures) was $20.4 million. EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $55.1 million (20 percent of sales) and covered interest expense by nearly 19 times.

PROGRESS CONTINUES ON GROWTH INITIATIVES

"IDEX's broad-based growth stems from a consistent focus on improving our performance to existing customers, while at the same time expanding the served application base," Kingsley said. "Our mixed model lean expertise continues to enable us to reduce plant cycle times and total lead times, so that our customers can anticipate and respond more quickly to their own business environments. Our mixed model and global sourcing initiatives continue to improve our total operating efficiency and allow us to further leverage our plant investment.

"We're also pleased with our progress toward applying our integrated operating management system," Kingsley continued. "Our customer metrics and margin expansion are evidence that our operational excellence strategy is working. The first quarter operating margin improved to 17.6 percent, 150 basis points ahead of the year-ago quarter.

"At the same time," Kingsley said, "as an engineered products company, we continue to focus on product innovation that enhances the value that we deliver to our targeted process industry and selected OEM segments. The company's focus on fluidic solutions and other carefully targeted engineered product segments is enabling organic growth opportunities in all three business segments. Our businesses are doing a terrific job of bringing new products to market, faster, to meet our increasingly global customers' needs."

STRATEGIC ACQUISITIONS: AIRSHORE AND JUN-AIR

As previously announced, on January 12, 2006, IDEX acquired the assets of Airshore International. In addition, on February 28, 2006, the company acquired JUN-AIR International A/S. Terms for these transactions were not disclosed.

"Both Airshore and Jun-Air strengthen our existing businesses and are consistent with our discipline of using high quality acquisitions to complement organic growth," Kingsley said. "Airshore, which has revenues of approximately $5 million, is a strategic expansion of our Hale Products business. Airshore serves the first responder/homeland security market with stabilization struts for collapsed buildings and vehicles, as well as forcible entry tools.

"JUN-AIR is a leading, global provider of low decibel, ultra quiet vacuum compressors suitable to medical, dental and laboratory applications," Kingsley continued. "Based in Norresundby, Denmark, with annual revenues of approximately $22 million, JUN-AIR builds on our deep experience in air-moving products and significantly strengthens IDEX's position in the global medical equipment market.

2006 OUTLOOK

"We are pleased by our recent performance and remain focused on delivering consistent, sustainable sales and earnings growth," Kingsley said. "Our emphasis on new product innovation and continuous process improvement is clearly delivering top- and bottom-line growth. Our growth capability, coupled with our developing know-how for applying more advanced mixed model lean tools, will continue to enhance our ability to drive operating performance. As we move forward, we are increasingly well positioned to meet our customers' emerging needs for applied engineered solutions anywhere in the world."

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET

IDEX will broadcast its first quarter earnings conference call over the Internet on Thursday, April 20, 2006 at 1:30 p.m. CT. Chairman, President and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company's recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its Web site at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 800.642.1687 or 706.645.9291 using conference ID #4088283.

A NOTE ON EBITDA AND FREE CASH FLOW

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures. Management uses these non-GAAP financial measures as internal operating metrics. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX

IDEX Corporation is the world leader in fluid-handling technologies for positive displacement pumps and metering products, dispensing equipment for color formulation, and other highly engineered products including fire suppression equipment, rescue tools and engineered band clamping systems. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".

                                IDEX CORPORATION
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                     -------------------
                                                       2006       2005
                                                     --------   --------
NET SALES                                            $275,071   $252,058
COST OF SALES                                         161,961    150,101
                                                     --------   --------
GROSS PROFIT                                          113,110    101,957
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES           64,649     61,262
                                                     --------   --------
OPERATING INCOME                                       48,461     40,695
OTHER INCOME - NET                                         66        130
INTEREST EXPENSE                                        2,954      3,879
                                                     --------   --------
INCOME BEFORE INCOME TAXES                             45,573     36,946
PROVISION FOR INCOME TAXES                             15,495     13,301
                                                     --------   --------
NET INCOME                                           $ 30,078   $ 23,645
                                                     ========   ========

EARNINGS PER COMMON SHARE:

BASIC EARNINGS PER COMMON SHARE                      $    .57   $    .47

DILUTED EARNINGS PER COMMON SHARE                    $    .56   $    .45
                                                     ========   ========

SHARE DATA:

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       52,637     50,679

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING     53,857     52,383
                                                     ========   ========

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                    MARCH 31,   DECEMBER 31,
                                                      2006          2005
                                                   ----------   ------------
ASSETS
   CURRENT ASSETS
   CASH AND CASH EQUIVALENTS                       $   71,111    $   77,290
   RECEIVABLES - NET                                  154,327       132,544
   INVENTORIES                                        136,744       126,576
   OTHER CURRENT ASSETS                                19,600        11,091
                                                   ----------    ----------
      TOTAL CURRENT ASSETS                            381,782       347,501
   PROPERTY, PLANT AND EQUIPMENT - NET                148,508       145,485
   GOODWILL                                           709,255       691,869
   INTANGIBLE ASSETS - NET                             37,343        28,615
   OTHER NONCURRENT ASSETS                             30,575        30,710
                                                   ----------    ----------
      TOTAL ASSETS                                 $1,307,463    $1,244,180
                                                   ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
   TRADE ACCOUNTS PAYABLE                          $   80,995    $   69,473
   ACCRUED EXPENSES                                    74,232        74,358
   SHORT-TERM BORROWINGS                                6,982         3,144
   DIVIDENDS PAYABLE                                       --         6,321
                                                   ----------    ----------
      TOTAL CURRENT LIABILITIES                       162,209       153,296
   LONG-TERM BORROWINGS                               159,978       156,899
   OTHER NONCURRENT LIABILITIES                       116,067       110,975
                                                   ----------    ----------
      TOTAL LIABILITIES                               438,254       421,170
   SHAREHOLDERS' EQUITY                               869,209       823,010
                                                   ----------    ----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $1,307,463    $1,244,180
                                                   ==========    ==========

                                     -more-

                                IDEX CORPORATION
                COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                       THREE MONTHS ENDED
                                            MARCH 31,
                                       -------------------
                                       2006 (A)     2005
                                       --------   --------
PUMP PRODUCTS
   NET SALES                           $165,297   $146,298
   OPERATING INCOME (B)                  31,576     24,331
   OPERATING MARGIN                        19.1%      16.6%
   DEPRECIATION AND AMORTIZATION       $  3,646   $  4,126
   CAPITAL EXPENDITURES                   2,009      3,584

DISPENSING EQUIPMENT
   NET SALES                           $ 49,612   $ 51,327
   OPERATING INCOME (B)                  11,432     11,578
   OPERATING MARGIN                        23.0%      22.6%
   DEPRECIATION AND AMORTIZATION       $  1,199   $  1,298
   CAPITAL EXPENDITURES                     766        951

OTHER ENGINEERED PRODUCTS
   NET SALES                           $ 61,216   $ 55,572
   OPERATING INCOME (B)                  13,675     11,561
   OPERATING MARGIN                        22.3%      20.8%
   DEPRECIATION AND AMORTIZATION       $  1,533   $  1,564
   CAPITAL EXPENDITURES                   1,137        791

COMPANY
   NET SALES                           $275,071   $252,058
   OPERATING INCOME                      48,461     40,695
   OPERATING MARGIN                        17.6%      16.1%
   DEPRECIATION AND AMORTIZATION (C)   $  6,489   $  7,139
   CAPITAL EXPENDITURES                   4,121      5,707

(A) THE IMPACT OF THE ACQUISITIONS COMPLETED IN THE FIRST QUARTER 2006 DID NOT HAVE A MATERIAL EFFECT ON THE COMPANY'S FINANCIAL RESULTS.

(B)  GROUP OPERATING INCOME EXCLUDES UNALLOCATED CORPORATE OPERATING EXPENSES.

(C)  EXCLUDES AMORTIZATION OF DEBT ISSUANCE EXPENSES AND UNEARNED COMPENSATION.